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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Dialogic Inc.

(Name of Registrant as Specified In Its Charter)

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DIALOGIC INC.

1504 McCarthy Boulevard

Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 27, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of DIALOGIC  INC., a Delaware corporation (the “Company”). The Annual Meeting will be held on Friday,  June 27, 2014 at 12:00 p.m. local time at Dialogic Corporation’s offices located at 6700, Cote-de-Liesse Road, Suite 100, City of Montreal, Borough of Saint-Laurent, Quebec H4T 2B5 Canada for the following purposes:

1. To elect the two nominees for director named herein to hold office until the 2017 annual meeting of stockholders and until their successors are elected and qualified.

2. To ratify the Company’s audit committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

3. To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this notice.

The record date for the Annual Meeting is June 17, 2014. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Anthony Housefather
Anthony Housefather
Corporate Secretary

Milpitas, California

June 17, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting

to Be Held on June 27, 2014 at Dialogic Corporation, 6700, Cote-de-Liesse Road, Suite 100, City of Montreal, Borough of Saint-Laurent, Quebec H4T 2B5 Canada.

The proxy statement and our Annual Report on Form 10-K (as amended) are available at

www.edocumentview.com/DLGC

   You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 27, 2014

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (the “Board”) of Dialogic Inc., which we sometimes refer to herein as the “Company” or “Dialogic,” is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the Internet.

We intend to mail these proxy materials on or about June 17, 2014 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The Annual Meeting will be held on June 27, 2014 at 12:00 p.m. local time at Dialogic Corporation’s  offices located at 6700, Cote-de-Liesse Road, Suite 100, City of Montreal, Borough of Saint-Laurent, Quebec H4T 2B5 Canada. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on June 17, 2014 will be entitled to vote at the Annual Meeting. As of June 6, 2014, there were 16,261,711 shares of common stock outstanding and entitled to vote. We expect that there will be approximately the same number of shares of common stock outstanding and entitled to vote on the record date.

Stockholder of Record: Shares Registered in Your Name

If on June 17, 2014 your shares were registered directly in your name with our transfer agent, Computershare Limited, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on June 17, 2014 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The brokerage firm or other organization holding your shares on your behalf is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. In order to direct your broker or other agent regarding the voting of your shares, you must contact your broker or other agent and follow the procedures that they have in place regarding the voting of your shares. You are invited to attend the Annual Meeting even if you are not the record holder of your shares. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent prior to the Annual Meeting.

What am I voting on?

There are two matters scheduled for a vote:

•Proposal No. 1: Election of two directors to hold office until the 2017 annual meeting of stockholders and until their successors are elected and qualified;

•Proposal No. 2: Approval of the ratification of our Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

What if another matter is properly brought before the Annual Meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the Internet. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy. However, attendance at the Annual Meeting alone will not revoke any prior validly submitted proxy.

•To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) from within the United States and Canada, using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Daylight Time (EDT) on June 26, 2014 to be counted.

•To vote through the Internet, go to www.envisionreports.com/DLGC to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Daylight Time (EDT) on June 26, 2014 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of June 17, 2014.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or the NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees who are member organizations under the NYSE definition (which includes most large brokerage firms and banks) can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters for any publicly traded company’s shares. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholder, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal No. 1 without your instructions. Your broker or nominee may vote your shares on Proposal No. 2 without your instructions.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both of the nominees for director, and “For” the approval of the ratification of our Audit Committee’s selection of KPMG LLP as the Company’s independent accounting firm for the fiscal year ending December 31, 2014. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•You may submit another properly completed proxy card with a later date.

•You may grant a subsequent proxy by telephone or through the Internet.

•You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at  Dialogic    Corporation, 6700, Cote-de-Liesse Road, Suite 100, City of Montreal, Borough of Saint-Laurent, Quebec H4T 2B5 Canada.

•You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy received by the Company prior to the Annual Meeting is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by February 17, 2015 to our Corporate Secretary at Dialogic Corporation, 6700, Cote-de-Liesse Road, Suite 100, City of Montreal, Borough of Saint-Laurent, Quebec H4T 2B5 Canada.

However, if our 2015 annual meeting of stockholders is not held between May 28, 2015 and June 27, 2015, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials.

If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, in accordance with the provisions of our amended and restated bylaws, the proposal must be received by our Corporate Secretary at  Dialogic Corporation, 6700, Cote-de-Liesse Road, Suite 100, City of Montreal, Borough of Saint-Laurent, Quebec H4T 2B5 Canada, between February 27, 2015 and March 29, 2015; provided, however, that if our annual meeting of stockholders is not held between May 28, 2015 and July 27, 2015, then the proposal must be received by our Corporate Secretary not earlier than 120 days prior to such annual meeting and not later than 90 days prior to such annual meeting or 10 days following the day on which public announcement of the date of such annual meeting is first made. You are also advised to review our amended and restated Bylaws, which are available for free with our public filings on www.sec.gov and which also contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares (to the extent such broker or nominee is a NYSE member organization) as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

•To be approved, Proposal No. 2, approval of the ratification of our Audit Committee's selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, must receive “For” votes from the holders of a majority of shares present in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes are not counted as votes “For” or “Against” the proposal, but the number of votes cast in favor of the proposal must be at least a majority of the shares present in person or by proxy and entitled to vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. As of June 6, 2014, there were 16,261,711 shares outstanding and entitled to vote. We expect that there will be approximately the same number of shares of common stock outstanding and entitled to vote on the record date. Thus, the holders of 8,130, 856 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on a  Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to that Form 8-K to publish the final results.

What proxy materials are available on the Internet?

The proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2013 are available to view and download at www.edocumentview.com/DLGC.

PROPOSAL  NO  . 1

ELECTION  OF  DIRECTORS

Our Board of Directors, or the Board, currently has seven directors and is divided into three classes.

•	Messrs. Nick DeRoma and Rajneesh Vig’s terms of office will expire at the 2014 Annual Meeting of Stockholders;

•	Messrs. Dion Joannou, Patrick S. Jones and W. Michael West’s terms of office will expire at the 2015 Annual Meeting of Stockholders; and

•	Messrs. Kevin Cook and Giovanni Piasentin’s terms of office will expire at the 2016 Annual Meeting of Stockholders.

Each class of directors consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term.  Vacancies on the Board may be filled only by the affirmative vote of a majority of the directors then in office. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Dion Joannou and Rajneesh Vig were initially appointed to the Board in 2010 in connection with our business combination with Dialogic Corporation, a British Columbia corporation, in accordance with the terms of an acquisition agreement, dated May 12, 2010, which we refer to herein as the Business Combination.  Messrs. DeRoma, Joannou, Piasentin and Vig have agreed to be Board designees of Tennenbaum Capital Partners, in accordance with the Certificate of Designations, Preferences and Rights of the Series D-1 Preferred Stock of the Company, the outstanding stock of which is all held by Tennenbaum Capital Partners.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Proxies cannot be utilized to vote for more than two persons. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting. The brief biographies below also include information regarding the specific experience, qualifications, attributes or skills that led our Board to determine that the applicable director should serve as a member of our Board as of the date of this proxy statement.

NOMINEES  FOR  ELECTION  FOR A  THREE-YEAR  TERM  EXPIRING AT THE 2017  ANNUAL  MEETING

Nick DeRoma, age 68, has served as a member of the Board since March 2012. From August 2009 to December 2011, Mr. DeRoma was Executive Vice President, Chief Legal and Compliance Officer at Alcoa Inc., a multinational aluminum producer. Before joining the executive leadership team at Alcoa, Mr. DeRoma was a self-employed consultant as well as a partner at the executive search firm of Rosenzweig & Company from 2005 to August 2009. Mr. DeRoma also served as the Senior Vice President and Chief Legal Officer at Nortel Networks, a multinational telecommunications and data networking equipment manufacturer, from 1998 to 2005. Earlier, he was employed by IBM, a multinational technology and consulting company, for many years and served in numerous positions, including General Counsel-IBM North America, General Counsel-IBM Europe, Middle East, Africa, and General Counsel-IBM World Trade Asia. Mr. DeRoma holds a B.S in Finance from the University of Connecticut and a J.D. from the William & Mary School of Law. In addition, he is a recipient of an Executive MBA from the Harvard School of Business, Harvard University. Mr. DeRoma’s experience in emerging markets and his strong background in legal and corporate compliance matters are important to the Board.

Rajneesh Vig, age 43, has served as a member of the Board since October 2010 and as a member of board of directors of Dialogic Corporation since 2006. Since January 2011, Mr. Vig has served as a Managing Partner with Tennenbaum Capital Partners, an investment company, where he also served as a Partner from 2009 to 2011 and Managing Director from 2007 to 2009. Prior to joining Tennenbaum, Mr. Vig was a Director in Deutsche Bank’s Global Markets

division from June 2006 to October 2006 and a Director in the bank’s Technology Investment Banking group from September 1999 to May 2006. Deutsche Bank is a global banking and financial services company. He also held positions before that at PricewaterhouseCoopers and Arthur Andersen, both multinational professional services firms. Mr. Vig received a B.A. in Economics and Political Science from Connecticut College and earned his MBA in Finance from New York University. He is also a licensed CPA and has successfully completed the CFA program. Mr. Vig’s financial experience and expertise in the debt market are important to the Board.

THE  BOARD  OF  DIRECTORS  RECOMMENDS

A VOTE  IN  FAVOR  OF  EACH  NAMED  NOMINEE.

DIRECTORS  CONTINUING IN  OFFICE  UNTIL  THE 2015  ANNUAL  MEETING

Dion Joannou, age 48, has served as a member of the Board since October 2010 and as a member of the board of directors of Dialogic Corporation since December 2007. He also serves as an advisor to Towerbrook, a private equity group and formerly one of our principal stockholders.  From May 2012 to December 2013, Mr. Joannou served as Chief Executive Officer of Advantix, a telecommunications company.  Mr. Joannou previously served in various roles at Nortel Networks, a multinational telecommunications and data networking equipment manufacturer, from 1993 to August 2007, including President of Nortel North America from August 2005 to August 2007. Mr. Joannou holds a B.A. in Marketing from Southern Illinois University and an MBA from the University of Miami. Mr. Joannou’s knowledge of the telecommunications industry and his marketing and sales experience are important to the Board.

Patrick S. Jones, age 69, has served as a member of the Board since June 2012. Mr. Jones has been a private investor since March 2001. From June 1998 to March 2001, Mr. Jones was the Senior Vice President and Chief Financial Officer of Gemplus International S.A. (now GEMALTO N.V.), or Gemplus, a provider of solutions empowered by smart cards. Prior to Gemplus, from March 1992 to June 1998, he was vice president and corporate controller at Intel Corporation, a producer of microchips, computing and communications products. Prior to that, Mr. Jones served as Chief Financial Officer of LSI Corporation (formerly known as LSI Logic), a semiconductor company. Mr. Jones has served as chairman of the boards of directors of Lattice Semiconductor Corporation, a fabless semiconductor company, since January 2005. He has also served as a member of the boards of directors of Fluidigm Corporation, a microfluidic systems company, since March 2011, and InsideSecure SA, a fabless semiconductor company, since April 2006. Mr. Jones previously served on the boards of directors of Openwave Systems Inc., a telecom infrastructure software provider, from 2007 to 2012, Novell, Inc., an enterprise infrastructure software provider, from 2007 to 2011, Genesys SA, a provider of integrated multimedia conferencing and collaboration services, from 2001 to 2009, QRS Corporation, a technology company that serves the global retail trading community with collaborative commerce solutions, from 2003 to 2008, Epocrates, Inc., a provider of clinical solutions to healthcare professionals and interactive services to the healthcare industry, from October 2005 until 2013, and Liberate Technologies, a provider of software for digital cable television systems, from 2003 to 2008. Mr. Jones received a B.A. from the University of Illinois and an MBA from St. Louis University. Mr. Jones’ financial and business experience is important to the Board.

W. Michael West, age 64, has served as a member of the Board since November 2007. Mr. West has served as a director of Extreme Networks, Inc., a provider of network infrastructure solutions and services, since August 30, 2006 and as the chairman of its board of directors from September 2004 until October 2006. From June 2003 to July 2004, Mr. West served as director of Larscom Incorporated, a telecommunications equipment provider. From April 2002 to June 2003, Mr. West served as Chief Executive Officer of VINA Technologies, Inc., a telecommunications equipment provider, and served as chairman of its board of directors from June 1999 to June 2003. From September 1997 to January 1998, Mr. West served as Executive Vice President for Lucent Technologies, a communications company. From February 1995 to July 1997, Mr. West was President, Chief Operating Officer and a director of Octel Communications, a telecommunications equipment provider, after having served as an Executive Vice President from September 1986 to February 1995. Mr. West held multiple positions at Rolm Corp, a telecommunications company, from 1979 to September 1986, most recently as general manager of the National Sales Division. Mr. West’s previous managerial experience and industry knowledge are important to the Board.

DIRECTORS  CONTINUING IN  OFFICE  UNTIL  THE 2016 ANNUAL  MEETING

Kevin Cook, age 56, has served as a member of the Board since February 2013. Mr. Cook has served as our President and Chief Executive Officer since August 2012. Prior to his current position, Mr. Cook served as our President and Chief Operating Officer from December 2011 until August 2012; Executive Vice President, Worldwide Field Operations from October 2010 to December 2011; and as Dialogic Corporation’s Senior Vice President, Worldwide Sales and Support

since October 2008. From January 2005 to August 2008 Mr. Cook served as Vice President, North America at Avaya Inc. and from 2003 to 2004 as Vice-President of Avaya Global Services, a business collaboration and communications solutions company. Mr. Cook has degrees in Business Administration and Communications from the University of Wisconsin. Mr. Cook’s sales and business experience has provided him with operational and industry expertise and this expertise together with his leadership skills are important to the Board.

Giovani Richard Piasentin, age 45, has served as a member of the Board since June 2012. Mr. Piasentin serves as VP and GM Network Visibility and Control for JDSU corporation based in Colorado Springs, CO.  Previously, he served as Vice President and Managing Director, U.S. Sales Marketing and Operations for Research In Motion, a wireless communications company, from September 2011 until June 2013.    Prior to this, he served as Research In Motion’s Global Vice President, Commercial Operations from July 2009 to September 2011. From April to July 2009, he was an advisor to Matlin Patterson, a private equity firm, and he held various positions with Nortel, a multinational telecommunications and data networking equipment manufacturer from 1992 until April 2009, most recently that of Global Vice President, Commercial Operations & Sales Transformation from October 2006 until April 2009. Mr. Piasentin received a B.Sc. in Electrical Engineering from Queen’s University in Ontario and completed the Finance for Senior Leaders Program at the London Business School. Mr. Piasentin’s financial and business experience is important to the Board.

INFORMATION  REGARDING THE  BOARD OF  DIRECTORS AND  CORPORATE  GOVERNANCE

Independence Of The Board Of Directors

After reviewing all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following five directors would be considered independent directors under the standards of The NASDAQ Stock Market if our common stock were listed thereon: Messrs. DeRoma, Joannou, Jones, Piasentin and West. The Board also considered the consulting relationship of Mr. Joannou with Dialogic Corporation, which is described under “Director Compensation” below. The Board does not believe that this consulting relationship interfered with Mr. Joannou’s exercise of independent judgment in carrying out his responsibilities as director.  The Board found that none of these directors had a material or other disqualifying relationship with the Company or had any material relationship with the Company other than as detailed below.

Mr. Cook, our current President and Chief Executive Officer, would not be an independent director under the standards of The NASDAQ Stock Market by virtue of his employment with the Company. Mr. Vig would not be an independent director under the standards of The NASDAQ Stock Market as a result of his employment with Tennenbaum Capital Partners, which is one of our principal stockholders and a party to certain of our debt transactions, as described in greater detail below. In addition, prior to his resignation from the Board in February 2013, Mr. Nick Jensen would not have been considered an independent director under the standards of The NASDAQ Stock Market by virtue of his previous employment with the Company. There are no family relationships between any of our directors and executive officers.

BOARD  LEADERSHIP  STRUCTURE

The Board has an independent chair, Mr. Jones, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its shareholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE  BOARD IN  RISK  OVERSIGHT

The Board has an active role in overseeing management of our risks, which it administers directly as well as through the various standing committees of the Board that monitor risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including information regarding our credit, liquidity and operations and the risks associated with each. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures.

The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee (“Nominating Committee”) manages risks associated with the independence of the Board and potential conflicts of interest and monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. In addition to the aforementioned function, the Nominating Committee also monitors legal and compliance issues. The Compensation Committee of the Board (“Compensation Committee”) assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk taking. While each committee is responsible for evaluating certain risks and overseeing management of such risks, the entire Board is regularly informed through committee reports about such risks.

MEETINGS OF THE  BOARD

The Board met 15 times during 2013. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served which were held during the portion of 2013 for which he was a director or committee member.

INFORMATION  REGARDING  COMMITTEES OF THE  BOARD

The Board has a standing Audit Committee, Compensation Committee and Nominating Committee.  The following table provides current membership and meeting information for 2013 for each of the committees of the Board:

Name	Audit	Compensation	Nominating
W. Michael West(1).....................................................................................	X	X
Dion Joannou(1)...........................................................................................		X*	X
Nick DeRoma(2).........................................................................................	X		X*
Patrick Jones(3)...........................................................................................	X*		X
Giovani Richard Piasentin(4)...........................................................................		X
Total meetings in 2013...................................................................................	9	8	6

*Committee Chairperson

(1)In June 2012, the Board appointed Mr. Joannou to the Nominating Committee to replace Mr. West, who resigned from the Nominating Committee in June 2012.

(2)In April 2012, Mr. DeRoma was appointed as a member of the Audit Committee. In May 2012, Mr. DeRoma was appointed chairman of the Nominating Committee.

(3)In June 2012, Mr. Jones was appointed chairman of the Audit Committee and as a member of the Nominating Committee.

(4)In June 2012, Mr. Piasentin was appointed as a member of the Compensation Committee.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations of the U.S. Securities and Exchange Commission, or the SEC, regarding “independence,” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Board has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the engagement of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm.

The Audit Committee is currently composed of three directors: Messrs. Jones, West and DeRoma.  The Audit Committee met nine times during 2013. The Audit Committee has adopted a written charter that is available to stockholders free of charge on our website at www.dialogic.com.   Information contained in, or accessible through, our website is not a part of this proxy statement.

The Board has determined that Mr. Jones qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Jones’ level of knowledge and experience based on a number of factors, including his formal education and experience as a senior executive officer with financial oversight functions.

Compensation Committee

The Compensation Committee acts on behalf of the Board to review and approve our overall compensation strategy and policies, including to:

•review and approve corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

•recommend to the Board for approval the compensation plans and programs for the Company;

•establish policies with respect to equity compensation arrangements;

•review and approve the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management;

•recommend to the Board for determination and approval the compensation and other terms of employment of our Chief Executive Officer and evaluate the Chief Executive Officer’s performance in light of relevant corporate performance goals and objectives;

•review and approve the individual and corporate performance goals and objectives of our other senior management;

•recommend to the Board for determination and approval the compensation and other terms of employment of the other executive officers or senior management;

•recommend to the Board the adoption, amendment and termination of our stock option plans, stock appreciation rights plans, pension and profit sharing plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans and similar programs and administer these plans; and

•review and establish appropriate insurance coverage for our directors and executive officers.

The Compensation Committee is currently composed of three directors: Messrs. Joannou, Piasentin and West. Each member of the Compensation Committee is an “outside” director, as that term is defined in Section 162(m) of the Internal Revenue Code, or the Code, and a “non-employee” director within the meaning of Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee met eight times during 2013. The Compensation Committee has adopted a written charter that is available to stockholders free of charge on our website at www.dialogic.com.    Information contained in, or accessible through, our website is not a part of this proxy statement.

Compensation Committee Processes and Procedures

The Compensation Committee determines and recommends compensation awards for our executive officers. The processes used by the Compensation Committee for the consideration and determination of executive officer and director compensation consist of the following:

•regular meetings of the Compensation Committee to review and evaluate compensation matters; and

•analyzing third party survey data in connection with evaluation of compensation matters.

The Compensation Committee meets as often as it deems necessary and appropriate, but not less frequently than once each year to review the compensation and awards of our executive officers and other employees, and otherwise perform its duties under its charter. The agenda for each meeting is usually developed by the chairman of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The members of management and other employees, including the Chief Executive Officer, may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding their compensation.

The process for determining compensation for each year generally begins in the prior year with a review and analysis of our total compensation philosophy to confirm the frame of reference which will be used in setting compensation for the upcoming year. This analysis also includes a determination of the composition of our peer group and the target levels of various components of compensation based on market data from such peer group. At the request of the Compensation Committee, a compensation consulting firm may assist with this analysis.

During 2013, the Compensation Committee utilized a compensation survey prepared by Radford Surveys + Consulting, or Radford, an independent compensation consulting firm, that provided industry data, as well as the services of a Radford compensation consultant, to assist in reviewing our overall compensation philosophy in comparison to market trends and industry standards, designing the peer group of companies for benchmarking and assessing competitive market data on executive compensation for 2013 executive compensation.

To provide additional information to support the Compensation Committee’s compensation decisions, our Chief Executive Officer typically provides annual recommendations to the Compensation Committee and discusses with the Board the compensation and performance of all Named Executive Officers, excluding himself. Our Chief Executive Officer bases his recommendations in part upon annual performance reviews of our Named Executive Officers, other than himself. The Compensation Committee evaluates our Chief Executive Officer’s performance reviews of our other Named Executive Officers and provides input to the Chief Executive Officer regarding such reviews. Our Chief Executive Officer’s compensation is determined by the Compensation Committee, which analyzes our Chief Executive Officer’s performance.

Our Compensation Committee has endeavored to (1) target base salaries at levels that generally approximate the 50th percentile of our peer group, and approximate the 75th percentile for certain key positions, (2) set variable compensation at a level such that annual cash compensation assuming achievement of aggressive corporate and individual goals will be consistent with the 50th to 75th percentile of annual cash compensation at comparable companies in our peer group, and (3) ensure employees have a meaningful equity stake in the Company so that when stockholder value is created, employees share in that value creation.

In 2013, the Compensation Committee reviewed executive compensation and approved certain adjustments to executive base salaries and certain equity awards, consisting of options and restricted stock units based on Radford’s recommendations. Other than in connection with certain promotions, new hires and resignations, the Compensation Committee took no further action regarding executive compensation in the remainder of 2013. In 2012, the Compensation Committee reviewed and recommended an option exchange program. In 2013, the Compensation Committee also reviewed and recommended an option exchange program.

The Compensation Committee and the Board also periodically consider and determine director compensation with the input of our Chief Executive Officer and outside compensation consultants as they deem appropriate. For example, in April 2011, May 2012, August 2012 and in March 2013, the Board reviewed our compensation policies for directors based on a study of director compensation policies at companies comparable to ours. As a result of such reviews, the Board adjusted our director compensation program in April 2011, May 2012, August 2012, and in March 2013, to our current director compensation arrangements that took effect in April 2013.  See  “Director Compensation” below.

The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel as deemed necessary or appropriate by any member of the Compensation Committee to discharge his or her responsibilities thereunder. The Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors and consultants. In particular, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, Chief Executive Officer or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at our expense. The Compensation Committee has the authority to incur other reasonable expenditures for external resources that it deems necessary or appropriate in the performance of its duties. The Compensation Committee may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board to grant stock awards under our equity incentive plans to persons who are not (a) “Covered Employees” under Section 162(m) of the Code; (b) individuals with respect to whom the Company wishes to comply with Section 162(m) of the Code or (c) then subject to Section 16 of the Exchange Act.

Nominating and Corporate Governance Committee

The Nominating Committee is responsible for:

•identifying, reviewing and evaluating candidates to serve as directors of the Company, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board;

•considering recommendations for Board nominees and proposals submitted by stockholders and establishing any policies, requirements, criteria and procedures, including policies and procedures to facilitate stockholder communications with the Board;

•reviewing, discussing and assessing the performance of the Board, including Board committees;

•making recommendations to the Board regarding the chairmanship and membership of the committees of the Board;

•reviewing the compensation paid to non-employee directors for their service on the Board and its committees and recommending any changes for approval by the Board;

•developing a set of corporate governance principles to be applicable to the Company and periodically review and assess these principles and their application, and shall recommend any changes deemed appropriate to the Board for its consideration;

•periodically review our policy statements to determine their adherence to our Code of Conduct and Ethics;

•oversee and review the processes and procedures used by us to provide information to the Board and its committees;

•periodically review with the Chief Executive Officer the plans for succession to the offices of our executive officers and make recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions;

•review, discuss and assess its own performance at least annually and also periodically review and assess the adequacy of the its charter, including the its role and responsibilities as outlined in its charter, and recommend any proposed changes to the Board for its consideration; and

•review the Company’s compliance with legal and regulatory requirements.

The Nominating Committee is currently composed of three directors: Messrs. DeRoma, Joannou and Jones.  All members of the Nominating Committee are independent directors. The Nominating Committee met six times in 2013. The Nominating Committee has adopted a written charter that is available to stockholders free of charge on our website at www.dialogic.com.    Information contained in, or accessible through, our website is not a part of this proxy statement.

The Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time.

Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating Committee typically considers diversity, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence.  In the case of new director candidates, the Nominating Committee also determines whether the nominee meets applicable independence requirements, which determination is based upon applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. In 2013, the Nominating Committee did not engage any third party to assist in the process of identifying or evaluating director candidates. The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee at the following address: Dialogic Corporation, 6700, Cote-de-Liesse Road, Suite 100, City of Montreal, Borough of Saint-Laurent, Quebec H4T 2B5 Canada, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Nominating Committee has not received any such submission from a stockholder.

Stockholder Communications with the Board of Directors

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to our Corporate Secretary at Dialogic Corporation, 6700, Cote-de-Liesse Road, Suite 100, City of Montreal, Borough of Saint-Laurent, Quebec H4T 2B5 Canada . Our Corporate Secretary will review each communication and distribute such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly hostile, threatening, illegal or similarly unsuitable, in which case, the material will be excluded, with the provision that any communication that is filtered out shall be made available to any non-management director upon request. Further information is available on our website at www.dialogic.com. Information contained in, or accessible through, our website is not a part of this proxy statement.

Code of Conduct and Ethics

We have adopted the Dialogic Inc. Code of Conduct and Ethics applicable to our directors, officers (including our principal executive officer and principal financial officer), and employees. The Code of Conduct and Ethics is available on our website at investor.dialogic.com/governance.cfm. We intend to promptly disclose (1) the nature of any amendment to our Code of Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our Code of Conduct and Ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver on our website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Conduct and Ethics by posting such information on our website at the address and the locations specified above.

Report of the Audit Committee of the Board of Directors  (1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with management of the Company and KPMG LLP, the Company’s independent registered public accounting firm.  The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Audit Committee

Pat Jones
Nick DeRoma
W. Michael West

(1)The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL  NO. 2

APPROVAL OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholder ratification of the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm is not required by our amended and restated Bylaws or otherwise. However, our Board is submitting the Audit Committee’s selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and stockholders’ best interests.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table represents aggregate fees paid or payable to KPMG LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2013 and 2012.

	Fiscal Year Ended (in thousands)
	2013	2012
Audit Fees.................................................................................	$ 1,207	$ 1,355
Audit-related Fees.......................................................................	128	30
Tax Fees.......................................................................................	82	346
All Other Fees.............................................................................	0	151

Total Fees.................................................................................	$ 1,417	$ 1,882

Audit Fees. Consists of fees billed for professional services rendered for the audit of our financial statements and the review of interim financial statements and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. During the fiscal year ended December 31, 2013, KPMG LLP billed us for work related to 2012 material weaknesses. During the fiscal year ended December 31, 2012, we engaged KPMG LLP to provide advisory services related to troubled debt restructuring.

Tax Fees. Consists of fees billed for professional services related to tax compliance, tax planning and tax advice.

All Other Fees. Consists of third party legal fees connected to requests for KPMG work papers.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of our 2013 financial statements, we entered into an engagement agreement with KPMG LLP, which sets forth the terms by which KPMG LLP performed audit and interim services for us for 2013.

Pre-Approval Policies And Procedures

The Audit Committee has adopted a policy to approve in advance the engagement of the independent registered public accounting firm for all audit services and non-audit services; provided, however, that the Audit Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that (a) such policies and procedures are detailed as to the particular service and do not include delegation of the Audit Committee responsibilities to management, and (b) at its next scheduled meeting, the Audit Committee is informed as to each such service for which the independent registered public accounting firm is engaged pursuant to such policies and procedures. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, provided that the Audit Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (a) and (b) above.

The Audit Committee has determined that the rendering of the services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

THE  BOARD OF  DIRECTORS  RECOMMENDS

A VOTE  IN  FAVOR OF  PROPOSAL  NO. 2.

Security Ownership Of
Certain Beneficial Owners And Management

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2014 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Entities Affiliated with Tennenbaum Capital Partners, LLC(2)......................................... 2951 28th Street, Suite 1000 Santa Monica, CA 90405	12,542,161	63.2
Eicon Dialogic Investment SRL(3)........................................................................... c/o Cidel Bank and Trust Inc. 1 Financial Plaza, Lower Collymore Rock St. Michael, NN11000 Barbados, West Indies	1,251,163	7.7
FS Finans III A/S................................................................................................... Vedbaek Strandvej 321 DK-2950, Vedbaek Denmark	1,002,169	6.1
GW Invest ApS(4)................................................................................................. Mosehoejvej 3B DK-2920, Charlotenlund Denmark	1,002,169	6.1
Executive Officers and Directors(5)
Nick DeRoma.......................................................................................................	24,596	*
Dion Joannou(6)...................................................................................................	160,788	*
Patrick Jones.........................................................................................................	16,380	*
Richard Piasentin...................................................................................................	17,593	*
Rajneesh Vig (2).....................................................................................................	12,542,161	63.2
W. Michael West(7)...............................................................................................	139,541	*
Kevin Cook (8).....................................................................................................	227,241	*
Robert Dennerlein...................................................................................................	—
Anthony Housefather (9).........................................................................................	12,757	*
John Hanson.........................................................................................................	—	*
All executive officers and directors as a group (10 persons)(10).....................................	13,141,057	65.1

  *Less than one percent.

(1)This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 16,251,696 shares outstanding on March 31, 2014, adjusted as required by rules promulgated by the SEC.

(2)Consists of (i) 1,316,931 shares held by Special Value Expansion Fund, LLC (“SVEF”), (ii) 3,121,128 shares held by Special Value Opportunity Fund, LLC (“SVOF”), (iii) 4,504,102 shares held by Tennenbaum Opportunities Partners V, LP (“TOP V”) and (iv) an aggregate of 3,600,000 shares issuable upon the exercise of warrants exercisable within 60 days after March 31, 2014 held by SVEF, SVOF and TOP V. SVEF holds warrants to purchase 498,516 shares, SVOF holds warrants to purchase 1,181,484 shares and TOP V holds warrants to purchase 1,920,000 shares. Tennenbaum Capital Partners, LLC (“TCP”) serves as investment advisor to SVEF, SVOF and TOP V. Mr. Vig, currently a member of our Board, is a partner at TCP. Mr. Vig disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(3)Messrs. Ben-Gacem and Guira, former members of the Board, and former Co-Heads of Investcorp Bank B.S.C.’s Technology Investment Group for Investcorp Bank B.S.C. Sipco Holdings Limited is the ultimate parent of the entities that manage the Investcorp Technology Investment Group partnerships that indirectly own Eicon Dialogic Investment SRL. Messrs. Ben-Gacem and Guira disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(4)Mr. Konnerup, a former member of the Board, owns and controls GW Invest ApS and may be deemed to beneficially own these shares.

(5)The address for each executive officer and director set forth herein is c/o Dialogic Inc., 1504 McCarthy Boulevard, Milpitas, California 95035.

(6)Includes 25,447 shares issuable upon the exercise of options exercisable within 60 days after March 31, 2014 and 102,857 shares issuable upon the vesting of restricted stock units within 60 days after March 31, 2014.

(7)Includes 2,960 shares issuable upon the exercise of options exercisable within 60 days after March 31, 2014 and 102,863 shares issuable upon the vesting of restricted stock units within 60 days after March 31, 2014.

(8)       Consists of shares issuable upon the exercise of options exercisable within 60 days after March 31, 2014.

(9)Consists of shares issuable upon the exercise of options exercisable within 60 days after March 31, 2014.

(10)Includes the shares issuable upon the exercise of warrants within 60 days of March 31, 2014 as described in footnote 2 above, an aggregate of 205,720 shares issuable to our directors and executive officers upon the vesting of restricted stock units within 60 days after March 31, 2014 and an aggregate of 118,405 shares issuable to our directors and executive officers upon the exercise of options exercisable within 60 days after March 31, 2014.

SECTION 16(A) BENEFICIAL  OWNERSHIP  REPORTING  COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all reports required by Section 16(a) of the Exchange Act with respect to our officers, directors and greater than 10% beneficial owners were timely filed.

EXECUTIVE  OFFICERS  OF  THE  COMPANY

Our executive officers, their ages and their positions as of the date of this proxy statement, are as follows:

Name	Age	Position(s)
Kevin Cook*.....................................	56	President and Chief Executive Officer
Robert Dennerlein...............................	54	Executive Vice President and Chief Financial Officer
Anthony Housefather.........................	44	Executive Vice President, Corporate Affairs, General Counsel and Corporate Secretary

*Mr. Cook’s biography can be found under the section entitled “Proposal No. 1 — Election of Directors.”

Robert M. Dennerlein has served as our Executive Vice President, Finance and Chief Financial Officer since September 2013. Prior to his current position, he served as chief financial officer for Raritan, Inc, a provider of data center solutions for controlling and monitoring IT infrastructure and energy management from January 2006 until July 2013. From May 2003 until January 2006, Mr. Dennerlein served as chief financial officer for Globix, Inc, a provider of managed application services, IP infrastructure management and optical networking solutions and, from January 2003 to May 2003, as vice president and controller. Prior to joining Globix, from August 2001 until January 2003, Mr. Dennerlein served as vice president and controller for OpNext, Inc., a global optical components joint venture created by a spinoff from Hitachi and a venture capital investment by Clarity Partners. From July 1999 until August 2001, Mr. Dennerlein served as the director of accounting and external reporting for Agere Systems, Inc. (formerly the Microelectronics division of Lucent Technologies), a global manufacturer of optical components and integrated circuits for the telecommunications industry. From June 1992 until July 1999, Mr. Dennerlein held various management positions at International Specialty Products, Inc., a global specialty chemicals manufacturer. Mr. Dennerlein is a Certified Public Accountant and received a Masters in International Business degree from Seton Hall University. He also holds a Bachelor of Science in Accounting from Seton Hall University.

Anthony Housefather has served as our Executive Vice President, Corporate Affairs, General Counsel and Corporate Secretary since November 2011. Prior to his current position, he served as Executive Vice President and Chief Administrative Officer between October 2010 and November 2011. Mr. Housefather served as Dialogic Corporation’s Executive Vice President, Corporate Affairs, General Counsel and Corporate Secretary from October 2007 to October 2010. From April 2001 to October 2007, he served as Dialogic Corporation’s Vice President, Legal and Contracts and Corporate Secretary, from December 1998 to April 2001, as Dialogic Corporation’s Director of Contract and Program Management and as Dialogic Corporation’s Legal Department Manager between August 1997 and December 1998. He also served as project manager for Dialogic Corporation’s integration of Intel’s media and signaling business in 2006, the business of EAS and its subsidiaries in 2007 and NMS Communications Corporation’s Communications Platform business in 2008, as well as project manager for the integration of the Veraz Networks and Dialogic Corporation businesses following the Business Combination in 2010.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2013 and 2012, compensation awarded to or paid to, or earned by, our Chief Executive Officer, our former Chief Financial Officer, and our two other most highly compensated executive officers at December 31, 2013, or, collectively, the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)
Kevin Cook (3)...............................	2013	500,000	100,000	1,057,500	—	132,000 (4)	1,789,500
President and Chief Executive Officer	2012	500,000	171,500(5)	—	—	177,979 (6)	849,479
Robert Dennerlein (7).....................	2013	74,800	—	—	—	—	74,800
Executive Vice President, Finance and Chief Financial Officer
John Hanson.................................	2013	192,308		—	—	280,554 (9)	472,862
Former Executive Vice President and Chief Financial Officer	2012	400,000	150,000 (8)	12,600	75,000	—	637,600
Anthony Housefather.......................	2013	243,126 (10)	—	99,500	—	—	342,626
Executive Vice President Corporate Affairs and General Counsel	2012	252,522(10)	62,987 (10)	10,000	50,000	7,525 (10)(11)	383,034

(1)The dollar amounts in this column represent the aggregate grant date fair value calculated in accordance with FASB ACT Topic 718, for all restricted stock unit awards granted during the indicated year. The estimated fair value of restricted stock unit awards is calculated based on the market price of our common stock on the date of grant.

(2)The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted pursuant to our equity compensation plans in the year ended December 31, 2013. These amounts have been calculated in accordance with FASB ACT Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)Mr. Cook was appointed President and Chief Executive Officer on August 9, 2012.

(4)Reflects the market value of 150,000 RSUs which vested on August 8, 2013.

(5)Includes $71,500 of a bonus paid to Mr. Cook in April 2013 for his performance in the second half of 2012.

(6)Consists of $174,195 of commissions earned in the year ended December 31, 2012 and a car allowance of $3,784 through August 9, 2012.

(7)Mr. Dennerlein was appointed Executive Vice President, Finance and Chief Financial Officer on September 23, 2013

(8)Consists of a $150,000 bonus paid to Mr. Hanson in March 2013 that was earned in 2012.

(9)Paid out vacation and severance payments.

(10)Converted from Canadian dollar payments to U.S. dollars at the exchange rate in effect on the date of each payment.

(11) Consists of a car allowance paid in 2012.

Narrative To Summary Compensation Table

Employment Agreements

We have entered into employment agreements with our Named Executive Officers, as further described below.

Kevin Cook. On December 5, 2011, we entered into an Amended and Restated Employment Agreement with Mr. Cook, or the Cook Agreement. Pursuant to the Cook Agreement, Mr. Cook was paid an annual base salary of $500,000, less applicable deductions and withholdings, and was eligible to earn target commissions of $300,000 per year based on 100% achievement of the annual target revenue objectives as set by the Board. In addition, Mr. Cook was eligible to earn a performance incentive award of up to $100,000 per year beginning in 2012 based on the level of achievement against our annual EBITDA performance objectives as set by the Board. In addition, Mr. Cook was also eligible to receive a payment of $50,000 on each of the following dates, provided that on each such date he remained employed by the Company: February 15, 2012, August 15, 2012, February 15, 2013 and August 15, 2013.

On August 9, 2012, we entered into an offer letter with Mr. Cook, or the Cook Offer Letter, which superseded the terms of the Cook Agreement. Under the terms of the Cook Offer Letter, Mr. Cook is entitled to an annual base salary of $500,000 and an annual performance-based incentive bonus of up to USD $400,000, payable at the discretion of the Board based on achievement of performance objectives as determined by the Board; provided however, that Mr. Cook’s incentive bonus target was set at $200,000 for the second half of 2012 based on corporate and individual goals approved by the Board. Furthermore, Mr. Cook was entitled to receive compensation for commissions he earned under the Company’s sales incentive plan between January 1, 2012 and June 30, 2012 at the rate of $300,000 per annum at 100% of target, as well as retention incentive compensation payments pursuant to the Cook Agreement described above, in multiple payments of $50,000 on each of August 15, 2012, February 15, 2013 and August 15, 2013, which payments were subject to his continuous service and certain corporate and individual goals set forth by the Board.

John Hanson. On September 27, 2011, we entered into an offer letter with Mr. Hanson, or the Hanson Agreement. Under the terms of the Hanson Agreement, Mr. Hanson was entitled to an annual base salary of $400,000 and an annual performance-based incentive bonus of up to 50% of his annual salary at the discretion of the Board based on achievement of performance objectives as determined by the Board and the Chief Executive Officer; provided however, that, under the terms of the Hanson Agreement and subject to his continued service, Mr. Hanson’s incentive bonus target was set at $50,000 for the year ending December 31, 2011 and a target of $150,000 for the year ending December 31, 2012.

On June 11, 2013, we entered into a letter agreement (the “Letter Agreement”) with Mr. Hanson in connection with his resignation from the Company. Pursuant to the Letter Agreement, Mr. Hanson received (i) a lump sum cash payment of $250,000.00, less all applicable withholdings and deductions which was paid in equal installments on the Company’s normal payroll schedule for the first four (4) months following June 14, 2013  and (ii) up to six months of the Company’s portion of Mr. Hanson’s monthly premium payments for medical, dental and vision coverage subject to his payment of the applicable employee contribution (based on his current coverage selection and based on the same amount which the Company contributed to such benefits during his employment). All payments required under the Letter Agreement have been paid. Mr. Hanson granted a general release to the Company in the Letter Agreement and the Company granted a separate release to Mr. Hanson.

Anthony Housefather. On October 1, 2010, we entered into an Amended and Restated Employment Agreement with Mr. Housefather, or the First Housefather Agreement. Under the terms of the First Housefather Agreement, Mr. Housefather was entitled to an annual base salary of CAD $250,000 and an annual performance-based incentive bonus equal to $50,000 per year based on achievement of performance objectives as determined by the Board.

On November 16, 2012, we entered into an Amended and Restated Employment Agreement with Mr. Housefather, or the Housefather Agreement, which superseded the terms of the First Housefather Agreement. Under the terms of the Housefather Agreement, Mr. Housefather is entitled to an annual base salary of CAD $260,000 and an annual performance-based incentive bonus of up to 35% of his annual salary at the discretion of the Board based on achievement of performance objectives as determined by the Board and the Chief Executive Officer.

Robert Dennerlein.  On September 17, 2013, the Company entered into an offer letter with Mr. Dennerlein, or the Dennerlein Agreement. Under the terms of the Dennerlein Agreement, Mr. Dennerlein is entitled to an annual base salary of $300,000, less applicable deductions and withholdings, and is eligible to receive an annual performance-based incentive bonus with a target equal to 50% of his annual salary at the discretion of the Board, based on the achievement of performance objectives as determined by the Board and the Chief Executive Officer.

In accordance with the terms of the Dennerlein Agreement, subject to approval of the Board, Mr. Dennerlein will be issued stock option and/or restricted stock units with the aggregate value of $300,000, based on the closing price per share of the Company’s Common Stock on the OTC Bulletin Board on the grant date.  This grant will be subject to vesting and will be made pursuant to the terms of the Company’s stock option plan at the time of the grant, as such stock option plan may be modified from time to time. This grant has not yet occurred.

Commission Plan

In accordance with the Cook Offer Letter, Mr. Cook is eligible to earn on target commissions, which are paid quarterly based on our quarterly financial revenue achievement against our quarterly revenue plan as approved by the Board, whereby 100% achievement of revenue attainment results in aggregate commissionable earnings of $300,000 per annum, or $75,000 per quarter. Commissionable earnings are not capped and are not guaranteed. No commission is paid for performance below 70% revenue attainment for a given quarter. Mr. Cook earned $174,195 of commissions earned in the year ended December 31, 2012 and no commissions in the year ended December 31, 2013.

Equity Awards

See “Outstanding Equity Awards at December 31, 2013” below for the terms of stock options and stock awards granted to our Named Executive Officers in 2013 and 2012.

Benefits

Our core benefits, such as our basic health benefits, 401(k) program and life insurance, are designed to provide a stable array of support to employees and their families throughout various stages of their careers, and are provided to all employees regardless of their individual performance levels. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers. Other than as described in this section, we do not provide any special perquisites or health or welfare benefits to our Named Executive Officers that are not available to all of our employees.

Post-Employment Compensation And Change Of Control Benefits

We have entered into employment agreements with our Named Executive Officers that require us to make payments upon termination or constructive termination either before or after a change of control of the Company. These arrangements are discussed below. In general, in order to be eligible for any benefits, our executives must be terminated without “cause” or voluntarily terminate their employment for “good reason” and will be required to sign a standard release agreement releasing claims against us and agreeing to the continued applicability of confidentiality and intellectual property agreements. We have selected this trigger as we feel it is a customary term of executive employment at comparable companies in our peer group. Additionally, we have provided enhanced benefits in the event that certain of our Named Executive Officers are terminated within 12 months following a “change of control.” We believe that the enhanced benefits provided following a change of control are necessary to ensure that we can secure the service of our executives up to and through any potential change of control transaction.

Kevin Cook. Pursuant to the Cook Offer Letter, in the event we terminate Mr. Cook’s employment without Cause or Mr. Cook resigns for Good Reason (as such terms are defined below), Mr. Cook will be entitled to receive (i) cash payments equal to 18 months of his then-current base salary, (ii) a cash payment equal to the annual bonus Mr. Cook would have received if he remained employed through the payment date, based on the actual achievement of the performance goals as determined by the Board and pro-rated based on the number of days Mr. Cook served as an active employee and (iii) cash payments made over time in an amount equal to the cost of continuing health insurance benefits for up to 18 months upon Mr. Cook’s timely election of COBRA continuation coverage, or, collectively, the Cook Severance Benefits. In each case, receipt of the Cook Severance Benefits by Mr. Cook is subject to (i) his continued compliance with the obligations under his Non-Disclosure, Confidentiality and Non-Solicitation Agreement, Invention and Secrecy Agreement, and Non-Competition and Non-Solicitation Agreement with the Company while receiving such Severance Benefits, (ii) the execution of a general release in favor of the Company, and (iii) his resignation from the Board of Directors if he is a member at the time of termination.

Robert Dennerlein. Under the Dennerlein Agreement, if we terminate Mr. Dennerlein’s employment without Cause or Mr. Dennerlein resigns for Good Reason (as such terms are defined below), Mr. Dennerlein will be entitled to receive (i) a cash payment equal to 12 months of his then-current base salary, (ii) his pro-rated bonus for such period if earned, and (iii)

cash payments made over time in an amount equal to the cost of continuing health insurance benefits for Mr. Dennerlein and his covered dependents up to 12 months upon Mr. Dennerlein’s timely election of COBRA continuation coverage (collectively, the “Dennerlein Severance Benefits”). In each case, receipt of the Dennerlein Benefits by Mr. Dennerlein is subject to (x) his continued compliance with the obligations under his proprietary information and invention agreement with us while receiving such Dennerlein Severance Benefits, (y) the execution of a general release in our favor, and (z) his resignation from the Board if he is a member at the time of termination. If we terminate Mr. Dennerlein’s employment without Cause or Mr. Dennerlein resigns for Good Reason on or within 12 months of a Change of Control (as defined in the Dennerlein Agreement), Mr. Dennerlein will receive acceleration of vesting of his then-outstanding compensatory stock grants, as of the date of such termination, in addition to the Dennerlein Severance Benefits described above.

Anthony Housefather. Under the Housefather Agreement, in the event we terminate Mr. Housefather’s employment without Cause or Mr. Housefather resigns for Good Reason (as such terms are defined below), Mr. Housefather will be entitled to receive (i) cash payments equal to 15 months of his then-current base salary, (ii) a cash payment equal to the annual bonus Mr. Housefather would have received if he remained employed through the payment date, based on the actual achievement of the performance goals as determined by the Board and pro-rated based on the number of days Mr. Housefather served as an active employee (iii) cash payments made over time in an amount equal to the cost of continuing health insurance benefits from the date of his separation from service, until the earliest of (i) 15 months following Mr. Housefather’s separation of service or (ii) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment (collectively, the “Housefather Severance Benefits”). In each case, receipt of the Housefather Severance Benefits by Mr. Housefather is subject to (i) his continued compliance with the obligations under his Non-Disclosure, Confidentiality and Non-Solicitation Agreement, Invention and Secrecy Agreement, and Non-Competition and Non-Solicitation Agreement with the Company while receiving such Housefather Severance Benefits, (ii) the execution of a general release in favor of the Company, and (iii) his resignation from the Board if he is a member at the time of termination. If we terminate Mr. Housefather’s employment without Cause or Mr. Housefather resigns for Good Reason within 12 months of a Change of Control (as defined in the Housefather Agreement), Mr. Housefather will receive full vesting of his compensatory stock grants, including any outstanding stock option and restricted stock unit grants, on the effective date of such termination in addition to the Housefather Severance Benefits described above

In general, under the Cook Agreement, Dennerlein Agreement and Housefather Agreement, (1) “Cause” is defined as one or more of the following events: (i) executive’s conviction of a felony, (ii) executive’s commission of any act of fraud with respect to the Company, (iii) any intentional misconduct by executive that has a materially adverse effect upon our business that is not cured by executive within 30 days of a written notice, (iv) a breach by executive of any of executive’s fiduciary obligations as an officer that has a materially adverse effect upon our business that is not cured by executive within 30 days of a written notice, or (v) executive’s willful misconduct or gross negligence in performance of his duties, including executive’s refusal to comply in any material respect with the legal directives of such executive’s superior so long as such directives are not inconsistent with executive’s position or duties, that are not cured by executive within 30 days of a written notice; (2) “Good Reason” is defined as any one of the following events, which occurs without the executive’s consent: (i) material reduction of the executive’s then current base compensation, (ii) any material diminution of the executive’s duties, responsibilities or authority (excluding certain specific situations), or (iii) any requirement that the executive relocate to a work site more than 25 miles from our current location (or, in the case of the Housefather Agreement, any requirement that the Executive’s one-way commute increase by more than 50 miles); and (3) “Change of Control” is defined as any of the following: (i) a sale or other disposition of all or substantially all of our assets, (ii) a merger or other reorganization, in which our stockholders immediately prior to such transaction own less than 50% of the voting power of the surviving corporation, or (iii) any transaction or series of transactions, in which in excess of 50% of our voting power is transferred.

Each of the Cook Agreement and Dennerlein Agreement provides that, in the event that any benefits provided in connection with a change of control (or a related termination of employment) would be (i) considered a “parachute payment” within the meaning of Section 280G of the Code or (ii) subject to the excise tax imposed by Section 4999 of the Code, the executive officer will receive the greater, on an after-tax basis (taking account of all federal, state and local taxes and excise taxes), of the largest portion of such benefits that results in the executive’s receipt of the greatest economic benefit (notwithstanding that all or some portion of the benefits may be subject to the excise tax) or such lesser amount of benefits as would result in no portion of the benefits being subject to the excise tax.

OUTSTANDING  EQUITY  AWARDS AT  DECEMBER 31, 2013

The following table shows certain information regarding outstanding equity awards at December 31, 2013 for the Named Executive Officers. Mr. Dennerlein and Mr. Hanson had no equity awards as of December 31, 2013.

Name	Option Awards				Restricted Stock Unit Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price (2)	Option Expiration Date	Number of Restricted Stock Units That Have Not Vested (#)	Market Value of Restricted Stock Units That Have Not Vested ($)(3)
Mr. Cook.............................	10,8001,80011,2878,50035,001	0 0 1,313(4) 3,500(5) 34,999(6)	$31.00 $31.00 $31.00 $23.95 $5.90	10/1/2018 6/12/2019 5/1/2020 2/24/2021 12/16/2021	300,000	105,000
Mr. Housefather...................	10,332(7)	0	$ 5.00	1/1/2014	25,000	8,750
	3,600(7)	0	$ 31.00	6/22/2014
	645(7)	75(8)	$ 31.00	5/11/2020
	3,541	1,459(9)	$ 23.95	2/24/2021
	3,333	6,667(10)	$ 3.15	8/09/2022

(1)The number of shares reflects a 5-for-1 Reverse Stock Split of the Company’s issued and outstanding common stock, $0.001 par value per share, effective September 15, 2012.

(2)This price reflects a 5-for-1 Reverse Stock Split of the Company’s issued and outstanding common stock, $0.001 par value per share, effective September 15, 2012.

(3)The dollar amounts in this column represent the aggregate grant date fair value of all restricted stock unit awards granted that have not vested. The estimated fair value of restricted stock unit awards is calculated based on the market price of our common stock as of December 31, 2013, which was $0.35.

(4)25% of the shares underlying such option shall vest on the first anniversary of May 1, 2011 and the balance of the shares shall vest in 36 equal consecutive monthly installments thereafter until fully-vested.

(5) The shares underlying such option shall vest in a series of 48 successive equal monthly installments upon the individual’s completion of each additional month of service over the four-year period measured from February 24, 2011.

(6)25% of the shares underlying such option shall vest on the first anniversary of December 16, 2011 and the balance of the shares shall vest in 36 equal consecutive monthly installments thereafter until fully-vested.

(7)Pursuant to the terms of that certain Acquisition Agreement executed by and between Dialogic Corporation, a British Colombia corporation, and the Issuer dated May 12, 2010 (the “Agreement”), the option to purchase common shares of Dialogic Corporation held by the reporting person were exchanged for an option to purchase the number of shares of common stock of the Issuer equal to the product of (1) the number of Dialogic Corporation common shares that were issuable upon exercise of the option immediately prior to the closing of the transactions contemplated by the Agreement on October 1, 2010, multiplied by (2) 0.9.

(8)25% of the option shares shall vest on the first anniversary of the May 11, 2010 and the balance of the option shares shall vest in 36 equal consecutive monthly installments thereafter until fully-vested.

(9)The shares underlying such option shall vest in a series of 48 successive equal monthly installments upon the individual’s completion of each additional month of service over the four-year period measured from February 24, 2011.

Director Compensation

Board And Committee Fees And Awards

From July 1, 2012 until April 1, 2013, we provided the following cash compensation arrangements for each independent, non-employee director who is not employed by or affiliated with a stockholder or an affiliate of a stockholder that can exercise voting power over two percent or more of our common stock:

•	an annual retainer of $60,000;

•	the chairman of each committee of the Board would also receive an annual retainer of $30,000; and
•	each non-chair committee member of each of the committees of the Board would also receive an annual retainer of $10,000.

In addition in August 2012 the Board agreed to further amend the director cash compensation arrangements so that the Chairman of the Board was paid an additional annual retainer of $35,000.

In addition, we reimburse all of our directors for all reasonable expenses incurred in attending meetings of the Board and its committees.

The annual retainer and fees under the applicable director compensation structure are paid quarterly, in arrears, and pro-rated for any partial quarters of service.

We grant restricted stock units to eligible directors. From July 1, 2012 until July 1, 2013, each new eligible director was eligible to receive, at the time of his or her initial election or appointment to the Board, a restricted stock unit award covering a number of shares having, on the date of grant, a fair market value equal to $180,000, and vesting over three years. Subject to Board approval, on the date of each annual meeting of stockholders, each continuing eligible director was eligible to receive a restricted stock unit award covering a number of shares having, on the date of grant, a fair market value equal to $90,000, and vesting over one year.

In March 2013, the Board approved the following changes to the compensation for eligible directors (defined as a member of the Board who does not beneficially own 2% or more of our common stock, and who is not, and has not been in the previous 12 months, an employee of the Company or any of its affiliates) effective for cash compensation for service on or after April 1, 2013 and for equity compensation for service on or after July 1, 2013:

•	an annual retainer of $40,000;
•	the chairman of the Board receives an additional annual retainer of $30,000;
•	the chairman of each of the Audit Committee, Compensation Committee and Nominating Committee also receive an annual retainer of $20,000, $15,000 and $15,000, respectively; and
•	each non-chair committee member of the Audit Committee, Compensation Committee and Nominating Committee also received an annual retainer of $7,500 per year.
•

each new director will receive, at the time of his or her initial election or appointment to the Board, restricted stock units award for a number of shares equal to (i) $45,000 divided by (ii) the Fair Market Value (as defined in the Amended and Restated 2006 Equity Incentive Plan) of a share of our common stock on the date of grant, and vesting over three years.

•

Pursuant to the policy in May of each calendar year, each continuing director will be granted restricted stock units for a number of shares equal to (i) $45,000 divided by (ii) the Fair Market Value ( as defined in the Plan) of a share of our common stock, vesting over one year. Notwithstanding the foregoing, the Board voted not to grant such restricted stock units in 2014.

Consulting Arrangements

Prior to the Business Combination, Dialogic Corporation entered into a consulting arrangement with Mr. Joannou pursuant to which he provided consulting services to the senior management team. Pursuant to the consulting arrangement, Mr. Joannou was entitled to receive $7,500 per day for his consulting services. Mr. Joannou’s consulting agreement with Dialogic Corporation also included specific confidentiality, intellectual property ownership, non-compete and non-solicitation provisions. Mr. Joannou received no consulting fees pursuant to this arrangement during 2011. The consulting arrangement was terminated on May 1, 2012, effective as of October 2010.

On August 9, 2012, we entered into a letter agreement with Mr. Jensen, or the Jensen Letter Agreement.  Pursuant to the Jensen Letter Agreement, Mr. Jensen continued to serve as a member of the Company’s Board until his resignation in February 2013. The Jensen Letter Agreement also set forth Mr. Jensen’s ongoing role as a consultant to the Company for a period beginning August 9, 2012 and ending September 30, 2013. Under the terms of the Jensen Letter Agreement, Mr. Jensen was entitled to consulting fees at the rate of CAD $41,666 per month between September 2012 and December 2012 and CAD $33,333 per month between January 2013 and March 2013.

Director Compensation Table For Fiscal 2013(1)

The following table shows for the fiscal year ended December 31, 2013 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Nick DeRoma.............................................................................................................	90,625	20,144	110,769
Dion Joannou.............................................................................................................	90,625	25,142	115,767
Patrick Jones.............................................................................................................	121,805	11,486	133,292
Richard Piasentin.......................................................................................................	70,751	12,639	83,390
W. Michael West.........................................................................................................	73,750	25,142	98,892

(1)Mr. Cook, our Chief Executive Officer, is not separately compensated for his service as a member of the Board. Nick Jensen, our former President and Chief Executive Officer, similarly was not separately compensated for his service as a member of the Board prior to his resignation from the Board in March 2013. Due to his relationship with one of our principal stockholders, Mr. Vig is not entitled to compensation for his Board service.

(2)Consists of fees earned for Board and committee meeting attendance as described above.

(3)The dollar amounts in this column represent the aggregate grant date fair value of restricted stock units granted pursuant to our equity compensation plans in the year ended December 31, 2013. These amounts have been calculated in accordance with FASB ASC Topic 718. We measure the grant date fair value of stock awards using the closing price of our common stock on the grant date.

Transactions With Related Persons

Related-Person Transactions Policy And Procedures

Pursuant to our written Code of Conduct and Ethics, our executive officers and directors (or immediate family members or affiliates of our executive officers and directors) are not permitted to enter into any transactions with our company without the approval of either our Audit Committee, pursuant to the provisions set forth in the Audit Committee charter, or the Board. In approving or rejecting such proposed transactions, the Audit Committee or Board, as applicable, shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee or Board, as applicable, including but not limited to the risks, costs and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee and/or Board shall approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee or Board determines in the good faith exercise of its discretion. We have designated a compliance officer to generally oversee compliance with our Code of Conduct and Ethics.

The employment agreements with our current executive officers and the indemnification agreements with our executive officers and directors, each as described below, were approved in advance by the Board in accordance with the Code of Conduct and Ethics. All of the other transactions described below were entered into prior to the adoption of our Code of Conduct and Ethics or were entered into by Dialogic Corporation prior to the Business Combination and were updated as part of the Business Combination. Each of the transactions described below was approved by the Board.

Certain Related-Person Transactions

Employment Agreements

We have entered into employment and other agreements with our current and former executive officers, as further described in the section entitled “Executive Compensation—Narrative to Summary Compensation Table—Employment Agreements” and “Executive Compensation—Post-Employment Compensation and Change of Control Benefits” in Item 11.

Stock Option and Stock Award Grants to Executive Officers and Directors

We have granted stock options and/or stock awards to our executive officers and non-employee directors. See “Executive Compensation” and “Director Compensation” above.

Indemnity Agreements with Executive Officers and Directors

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Agreements with Tennenbaum Capital Partners

In connection with the Business Combination, on October 1, 2010, Dialogic Corporation entered into the Term Loan Agreement with Obsidian, LLC, as agent, and the Term Lenders, as lenders.

On March 22, 2012, we entered into a third amended and restated Term Loan Agreement with the Term Lenders, which among other things lowered stated interest rate to 10% from 15%, extended the maturity date to March 31, 2015 and established new covenants. Tennenbaum, a private equity firm, manages the funds of the Term Lenders. Tennenbaum also owned approximately 55% of our common stock as of December 31, 2013. Mr. Vig, a Managing Partner for TCP, currently serves as a member of our Board. Mr. Chan, a Principal for TCP, served as a member of our Board from April 2012 to June 2012. In connection with entering into the third amended and restated Term Loan Amendment, we issued to the Term Lenders warrants to purchase 3.6 million shares of common stock with an exercise price of $5.00 per share.

On April 11, 2012, we entered into a First Amendment to the Term Loan Agreement (the “First Amendment”). Pursuant to the First Amendment, the Term Loan Agreement was amended to permit the cancellation of $33.0 million of outstanding debt under the Term Loan Agreement in exchange for the Notes, and a share of our Series D-1 Preferred Stock, subject to payment of a prepayment premium of $1.5 million. The Term Loan Agreement was also amended to permit us to issue the remaining Notes sold in the Private Placement. On August 8, 2012, the Notes were converted into common stock.

On November 6, 2012, we entered into a Second Amendment to the Term Loan Agreement (the “Second Amendment”). Pursuant to the Second Amendment, the financial covenants in the Term Loan Agreement, including the minimum EBITDA and the minimum liquidity covenants, were amended to postpone the application of the financial covenants. Previously the financial covenants would have commenced in the fiscal quarter ending March 31, 2013 and under the terms of the Second Amendment they will commence in the fiscal quarter ending June 30, 2013.

On February 7, 2013, we entered into a Third Amendment to the Term Loan Agreement. Pursuant to the Third Amendment, the Term Lenders agreed to provide for additional borrowing of up to $4.0 million under the Term Loan Agreement. In consideration of this additional borrowing, we agreed to issue an amount of common stock to the Term Lenders equal to the market value of 10.0% of the outstanding shares of our common stock based on the closing price of our common stock immediately prior to such issuance pursuant to a Subscription Agreement, further described below. Further, the minimum EBITDA financial covenant was amended and its application was postponed until the fiscal quarter ending March 31, 2014 and the other financial covenants, including the minimum liquidity covenant, are no longer applicable under the Term Loan Agreement. Additionally, the definition of Maturity Date in the Term Loan Agreement was also amended to provide that it shall be extended to March 31, 2016 upon the earlier to occur of (i) the receipt by the Company of Net Equity Proceeds (as defined in the Term Loan Agreement) in an aggregate amount of at least $5.0 million or (ii) a Change in Control (as defined in the Term Loan Agreement).

A closing fee in the amount of $0.3 million was added to principal amount of Term Loans in consideration for (i) the third quarter cash interest of $0.8 million converted into paid in kind (“PIK”) and $0.5 million of loans funded by the Term Lenders on December 28, 2012.

In connection with the Third Amendment, we entered into a Subscription Agreement with the Term Lenders dated February 7, 2013 (the “Subscription Agreement”) whereby we agreed to issue to the Term Lenders an amount of common stock equal to the market value of 10.0% of the outstanding shares of our common stock based on the closing bid price immediately prior to such issuance, as set out in the Subscription Agreement. On February 7, 2013, a total of 1,442,172 shares of common stock were issued to the Term Lenders under the terms of the Subscription Agreement.

We and the Term Loan Lenders also entered into a Registration Rights Agreement with the Term Loan Lenders dated February 7, 2013 (the “Rights Agreement”) pursuant to which we agreed to file one or more registration statements registering for resale the shares of common stock issued under the Subscription Agreement within 90 days of such issuance. We obtained a waiver from the Term Lenders until we regain our eligibility to file a registration statement on Form S-3.

On March 28, 2014, we entered into a Fourth Amendment (the “Fourth Amendment”) to the Term Loan Agreement.  Pursuant to the Fourth Amendment, the minimum Adjusted EBITDA financial covenant in the Term Loan Agreement is no longer applicable.

 As of December 31, 2013, our debt under the Term Loan Agreement was $75.5 million, net of discount. As of April 21, 2014, our debt balance under the Term Loan Agreement was $78.0 million, net of discount. For the years ended December 31, 2013 and 2012, we recorded interest expense of $9.2 million and $9.3 million, respectively, related to the Term Loan Agreement of which $9.2 million and $5.3 million, respectively, related to accrued PIK interest and amortization charges for deferred debt issuance costs and accretion of debt discount. For interest incurred during the year ended December 31, 2013, we were permitted, based on an agreement with the Term Lenders, to pay the cash interest due as PIK.    For interest incurred during the year ended December 31, 2014, we also expect to pay the cash interest due as PIK based on an agreement with the Term Lenders.

Stockholder Loans

Prior to the Business Combination, Dialogic Corporation entered into certain long-term loan agreements certain members of its board of directors and officers. These loans remain outstanding following consummation of the Business Combination. At each of December 31, 2011 and 2010, we had $4.8 million and $3.0 million, respectively, in long-term debt payable to certain of our stockholders, or the Related Party Lenders, including entities affiliated with Mr. Jensen, our Chief Executive Officer, Mr. Vig, a member of our Board, and Messrs. Ben-Gacem, Chan, Guira and Konnerup, former members of our Board, bearing interest at an annual rate of 20% compounded monthly in form of a payment-in-kind and repayable six months from the maturity date of the Term Loan Agreement, which, as of December 31, 2011, would have been in March 2014, and under the third amended and restated Term Loan Agreement, as discussed below, would be in September 2015. As of April 11, 2012, we had $5.1 million (including accrued interest) in long-term debt payable to such stockholders. During the years ended December 31, 2011 and 2010, we recorded interest expense of $0.9 million and $0.7 million, respectively, related to these stockholder loans. We did not repay any principal to such stockholders in the years ended December 31, 2011 and 2010. There are no covenants or cross default provisions associated with these loans. In the event that we consummate an equity financing before the loans are repaid, such stockholders may, at their option, convert the entire loan amount, including accrued payment in kind interest payable, into equity at the same rate and terms agreed to with other investors. This option will apply solely to the first equity financing event consummated after October 1, 2010. On April 11, 2012, the stockholder loans were exchanged for Notes, and on August 8, 2012, the Notes were converted into common stock.

HOUSEHOLDING OF  PROXY  MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual stockholder meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual stockholder meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with account holders who are Dialogic stockholders will be “householding” our Annual Meeting materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Dialogic. Direct your written request to Dialogic’s Corporate Secretary at Dialogic Corporation, 6700, Cote-de-Liesse Road, Suite 100, City of Montreal, Borough of Saint-Laurent, Quebec H4T 2B5 Canada. If you revoke your consent, we will promptly deliver to you a separate copy of the Annual Meeting materials. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER  MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Anthony Housefather

Anthony Housefather

Corporate Secretary

June 17, 2014

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is available without charge upon written request to: Corporate Secretary,  Dialogic Corporation, 6700, Cote-de-Liesse Road, Suite 100, City of Montreal, Borough of Saint-Laurent, Quebec H4T 2B5 Canada.